First  Amendment to Employment  Agreement Dated
                           January  16,  1995  (the   "Agreement")  by  and
                                between One Price Clothing Stores, Inc.
                          ("Employer") and Stephen A. Feldman ("Employee")

                             --------------------------------------------

The Agreement is hereby amended by eliminating Section 4. (g)(ii) of the Agreement in its entirety and replacing it with the following language:

    (ii) In the event Employee has not taken a position with another Company by the end of six months from the date of Employee's involuntary termination, Employer shall pay to Employee up to an additional six 96) months salary continuation on a bi-weekly basis as long as other employment has not begun.

Except as provided for herein by the foregoing amendment, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 20th day of January, 1997.

Witness:
                                                                           One Price Clothing Stores, Inc.

/s/ Diane G. O'Bryant                                                       By:       /s/ Henry D. Jacobs, Jr.
                                                                                      Henry D. Jacobs, jr.
                                                                                      Chairman, President and C.E.O.
                                                                                                  "EMPLOYER"

/s/ Grant H. Gibson                                                                   /s/ Stephen A. Feldman
                                                                                      Stephen A. Feldman
                                                                                                  "EMPLOYEE"

                                               EMPLOYMENT AGREEMENT

               THIS AGREEMENT, made and entered into this 16th day of January, 1995, by and between One Price Clothing Stores, Inc., a Delaware corporation with its principal place of business in Spartanburg County, South Carolina, hereinafter referred to as "Employer," and Stephen A. Feldman, a resident of Lincoln, State of Rhode Island, hereinafter referred to as "Employee."

                                               W I T N E S S E T H :

               For and in consideration of the mutual covenants and promises of the parties hereto and the benefits inuring to the parties hereto, Employer and Employee agree as follows:

               1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer employs Employee as its Chief Financial Officer and Employee accepts such employment with Employer. The employment hereunder shall commence on the date Employee reports for full time work, and shall continue until terminated as hereinafter provided.

               2. TERMINATION. The employment hereunder shall terminate at the will of either party at any time, with or without cause, or upon the mutual agreement of the parties hereto.

               3. DUTIES OF EMPLOYEE. Employee shall serve Employer faithfully and to the best of his ability. Employee shall devote his full time and efforts to his duties as an employee of Employer.

               4.  COMPENSATION AND BENEFITS.

                   (a) Salary. For all services rendered to Employer under this Agreement, Employer shall pay Employee an annual base salary of not less than $225,000, subject to annual review, payable in bi-weekly installments in accordance with the usual payroll practice of Employer, less all legally required deductions.

                   (b) Bonus. In addition to the above salary, the Board of Directors of Employer, in its sole discretion, may award to Employee an annual bonus in accordance with a bonus plan that has been adopted by the Board of Directors.





                   (c) Special Stock Option. Employee shall be granted an option for 20,000 shares of Employer's common stock at the market price on the day of grant, exercisable twenty (20%) percent annually commencing twelve (12) months from the day of grant. This option shall be granted on the day Employee reports for full-time work.

                   (d)  Other Benefits.

                        (i) During the term of his employment, Employee shall be entitled to participate in all employee benefits as are customarily provided to its officers by Employer, and to participate in such other employee benefits as may from time to time be instituted by Employer's Board of Directors.

                       (ii) Employee shall also be entitled to reimbursement of all reasonable hotel, travel, entertainment and other business expenses actually incurred by Employee in the course of Employee's employment upon submission to Employer of satisfactory documentation thereof.

                   (e)  Moving Expenses.  Employer shall reimburse Employee for:

                       (i) Employer agrees to reimburse Employee for air travel up to eight (8) round trip airline tickets, other than first-class, to and from Greenville/Spartanburg, SC/Providence, RI.

                       (ii) Transportation of household goods and effects, and not more than two (2) automobiles.

                       (iii) Upon reporting for work Employer agrees to reimburse Employee for up to six (6) months for the cost of interim living expenses, such reimbursement to cover lodging only. Total cost of interim living expenses not to exceed $4,000.00.

                    (iv) Employer agrees to reimburse Employee for lodging, meals, etc., for a maximum of three (3) trips, which includes the actual moving event.

                   (f) Employer shall pay Employee up to $35,000 of documented expenses for brokerage fees, closing costs, double mortgage payments and any and all other related relocation expenses. This payment will be made upon presentation of documentation on or after the first day of employment.

                   (g)  Payments Upon Termination.

            (i) In the event Employee is terminated by Employer, with or without cause, except for fraud, theft, dishonesty or criminal intent, and provided Employee has been continuously employed for a period of ninety (90) days, Employer shall continue Employee's salary following Employee's termination for six (6) additional months at the annual base salary in effect at the date of Employee's termination, payable in accordance with Employer's usual payroll practices.

           (ii) In the event Employee has not taken a position with another Company by the end of six months from the date of Employee's involuntary termination, Employer shall pay to Employee up to an additional three (3) months salary continuation on a bi-weekly basis so long as other employment has not begun.

          (iii) In the event Employee voluntarily terminates his employment with Employer, he shall be entitled to no additional payment upon such termination other than any then accrued but unpaid salary, vacation pay, or other normal reimbursement items.

           (iv) In the event Employee shall voluntarily terminate his employment with Employer prior to his first anniversary of employment, Employee shall reimburse Employer fifty (50%) percent of payments received for moving expenses and relocation expense reimbursement set forth in paragraph (e) and paragraph
(f) above.

            5. CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment he will have access to confidential information belonging to the Employer. Such confidential information shall consist of all information disclosed to Employee as a result of employment by Employer not generally known in the retail business in which Employer is engaged including information concerning Employer's suppliers, including the costs, quantities and types of goods supplied, and the identity of such suppliers; information concerning the Employer's marketing and/or sales strategy or plans; real estate strategy and expansion plans; all pricing information relating to merchandise offered for sale by Employer; customers' list and all information dealing with customers' needs or preferences; all data processing information; all financial information including financial statements, financing plans and forecasts, and any and all information designated or marked as confidential. Employee will not use or disclose, or otherwise make available, such confidential information to any other person or entity without prior express written consent of Employer, either during or following the termination of Employee's employment. Upon termination of employment, Employee shall turn over to Employer all property then in his possession or custody belonging to Employer and shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Employer.

               6.  NON-COMPETITION.

                   (a) Upon termination of Employee's employment with Employer, whether voluntary or involuntary and whether with or without cause, Employee will not for a period of one (1) year from date of such termination conduct or engage in, directly or indirectly, alone or jointly, with any other person or corporation as agent, consultant, employee, manager, purchaser, proprietor, stockholder, co-partner, or otherwise, any type of retail apparel business which uses the one price concept or a substantially similar concept, such as a ceiling price point. This restriction applies to the continental United States.

                   (b) Employee agrees not to employ or cause to be employed any other employee of Employer for a period of three (3) years after Employee's termination of employment. This restriction applies to any type of business which Employee may enter.

               7. NOTICES. All notices, consents, changes of address and other communications (hereinafter referred to as "Notice(s)") required or permitted to be made under the terms of this Agreement shall be in writing and shall be (i) personally delivered by an agent of the relevant Party, or (ii) transmitted by postage prepaid, certified or registered mail:
               To Employer:One Price Clothing Stores, Inc. Post Office Box 2487 Spartanburg, SC 29304

                  To Employee:                    Stephen A. Feldman
                                                  14 Fair Oaks Drive
                                                  Lincoln, RI 02865.

               8. WAIVER OF BREACH. The waiver of Employer of a breach by Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by any authorized officer of Employer.

               9. ASSIGNMENT. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee's rights or delegate any of Employee's duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and all be binding upon the Employer, and its successors and assigns.


          10. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to Employer that he is under no obligation to or bound by any contract with any person, corporation or other entity which would prohibit or in any way interfere with the performance of his duties and obligations to Employer under this Agreement.

          11. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, or the application of each provision to any other fact or circumstances.

          12. ENTIRE AGREEMENT, MODIFICATION OR AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No modification or amendment of this Agreement shall be binding upon either party unless it is in writing and executed by the party sought to be charged.


    13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

    14. CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

    16. ENFORCEMENT. This Agreement may only be enforced in a court of competent jurisdiction in Spartanburg County, South Carolina. Employee agrees to submit to the jurisdiction of a court of competent jurisdiction in Spartanburg County, South Carolina, whether or not then residing in South Carolina. The prevailing party shall be entitled to recover from the other party the cost of any court action, including reasonable attorneys fees.





               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witnesses:                                                          One Price Clothing Stores, Inc.

/s/ Ethan Shapiro                                                   By:       /s/ Henry D. Jacobs, Jr. (SEAL)
                                                                              Henry D. Jacobs, Jr.
/s/ Diane G. O'Bryant                                                         Chairman of Board of Directors
As to Employer
                                                                                     "EMPLOYER"

/s/Rebecca Luce                                                              /s/ Stephen A. Feldman (SEAL)
                                                                             Stephen A. Feldman
/s/ Keith Holtz
As to Employee                                                                        "EMPLOYEE"